Exhibit 99.1

GOOGLE ANNOUNCES FIRST QUARTER 2011 RESULTS

MOUNTAIN VIEW, Calif. – April 14, 2011 – Google Inc. (NASDAQ: GOOG) today announced financial results for the quarter ended March 31, 2011.

“We had a great quarter with 27% year-over-year revenue growth,” said Patrick Pichette, CFO of Google. “These results demonstrate the value of search and search ads to our users and customers, as well as the extraordinary potential of areas like display and mobile. It’s clear that our past investments have been crucial to our success today—which is why we continue to invest for the long term.”

Q1 Financial Summary

Google reported revenues of $8.58 billion for the quarter ended March 31, 2011, an increase of 27% compared to the first quarter of 2010. Google reports its revenues, consistent with GAAP, on a gross basis without deducting traffic acquisition costs (TAC). In the first quarter of 2011, TAC totaled $2.04 billion, or 25% of advertising revenues.

Google reports operating income, operating margin, net income, and earnings per share (EPS) on a GAAP and non-GAAP basis. The non-GAAP measures, as well as free cash flow, an alternative non-GAAP measure of liquidity, are described below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

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GAAP operating income in the first quarter of 2011 was $2.80 billion, or 33% of revenues. This compares to GAAP operating income of $2.49 billion, or 37% of revenues, in the first quarter of 2010. Non-GAAP operating income in the first quarter of 2011 was $3.23 billion, or 38% of revenues. This compares to non-GAAP operating income of $2.78 billion, or 41% of revenues, in the first quarter of 2010.

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GAAP net income in the first quarter of 2011 was $2.30 billion, compared to $1.96 billion in the first quarter of 2010. Non-GAAP net income in the first quarter of 2011 was $2.64 billion, compared to $2.18 billion in the first quarter of 2010.

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GAAP EPS in the first quarter of 2011 was $7.04 on 326 million diluted shares outstanding, compared to $6.06 in the first quarter of 2010 on 323 million diluted shares outstanding. Non-GAAP EPS in the first quarter of 2011 was $8.08, compared to $6.76 in the first quarter of 2010.

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Non-GAAP operating income and non-GAAP operating margin exclude the expenses related to stock-based compensation (SBC). Non-GAAP net income and non-GAAP EPS exclude the expenses related to SBC and the related tax benefits. In the first quarter of 2011, the charge related to SBC was $432 million, compared to $291 million in the first quarter of 2010. The tax benefit related to SBC was $92 million in the first quarter of 2011 and $65 million in the first quarter of 2010.

Q1 Financial Highlights

Revenues – Google reported revenues of $8.58 billion in the first quarter of 2011, representing a 27% increase over first quarter 2010 revenues of $6.77 billion. Google reports its revenues, consistent with GAAP, on a gross basis without deducting TAC.

Google Sites Revenues – Google-owned sites generated revenues of $5.88 billion, or 69% of total revenues, in the first quarter of 2011. This represents a 32% increase over first quarter 2010 revenues of $4.44 billion.

Google Network Revenues – Google’s partner sites generated revenues, through AdSense programs, of $2.43 billion, or 28% of total revenues, in the first quarter of 2011. This represents a 19% increase from first quarter 2010 network revenues of $2.04 billion.

International Revenues – Revenues from outside of the United States totaled $4.57 billion, representing 53% of total revenues in the first quarter of 2011, compared to 52% in the fourth quarter of 2010 and 53% in the first quarter of 2010. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the fourth quarter of 2010 through the first quarter of 2011, our revenues in the first quarter of 2011 would have been $19 million lower. Excluding gains related to our foreign exchange risk management program, had foreign exchange rates remained constant from the first quarter of 2010 through the first quarter of 2011, our revenues in the first quarter of 2011 would have been $23 million lower.

•	Revenues from the United Kingdom totaled $969 million, representing 11% of revenues in the first quarter of 2011, compared to 13% in the first quarter of 2010.

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In the first quarter of 2011, we recognized a benefit of $14 million to revenues through our foreign exchange risk management program, compared to a benefit of $10 million in the first quarter of 2010.

Paid Clicks – Aggregate paid clicks, which include clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 18% over the first quarter of 2010 and increased approximately 4% over the fourth quarter of 2010.

Cost-Per-Click – Average cost-per-click, which includes clicks related to ads served on Google sites and the sites of our AdSense partners, increased approximately 8% over the first quarter of 2010 and decreased approximately 1% over the fourth quarter of 2010.

TAC – Traffic Acquisition Costs, the portion of revenues shared with Google’s partners, increased to $2.04 billion in the first quarter of 2011, compared to TAC of $1.71 billion in the first quarter of 2010. TAC as a percentage of advertising revenues was 25% in the first quarter of 2011, compared to 26% in the first quarter of 2010.

The majority of TAC is related to amounts ultimately paid to our AdSense partners, which totaled $1.70 billion in the first quarter of 2011. TAC also includes amounts ultimately paid to certain distribution partners and others who direct traffic to our website, which totaled $337 million in the first quarter of 2011.

Other Cost of Revenues – Other cost of revenues, which is comprised primarily of data center operational expenses, amortization of intangible assets, content acquisition costs as well as credit card processing charges, increased to $897 million, or 10% of revenues, in the first quarter of 2011, compared to $741 million, or 11% of revenues, in the first quarter of 2010.

Operating Expenses – Operating expenses, other than cost of revenues, were $2.84 billion in the first quarter of 2011, or 33% of revenues, compared to $1.84 billion in the first quarter of 2010, or 27% of revenues.

SBC – In the first quarter of 2011, the total charge related to SBC was $432 million, compared to $291 million in the first quarter of 2010.

We currently estimate SBC charges for grants to employees prior to April 1, 2011 to be approximately $1.7 billion for 2011. This estimate does not include expenses to be recognized related to employee stock awards that are granted after March 31, 2011 or non-employee stock awards that have been or may be granted.

Operating Income – GAAP operating income in the first quarter of 2011 was $2.80 billion, or 33% of revenues. This compares to GAAP operating income of $2.49 billion, or 37% of revenues, in the first quarter of 2010. Non-GAAP operating income in the first quarter of 2011 was $3.23 billion, or 38% of revenues. This compares to non-GAAP operating income of $2.78 billion, or 41% of revenues, in the first quarter of 2010.

Interest and Other Income, Net – Interest and other income, net increased to $96 million in the first quarter of 2011, compared to $18 million in the first quarter of 2010.

Income Taxes – Our effective tax rate was 21% for the first quarter of 2011.

Net Income – GAAP net income in the first quarter of 2011 was $2.30 billion, compared to $1.96 billion in the first quarter of 2010. Non-GAAP net income in the first quarter of 2011was $2.64 billion, compared to $2.18 billion in the first quarter of 2010. GAAP EPS in the first quarter of 2011 was $7.04 on 326 million diluted shares outstanding, compared to $6.06 in the first quarter of 2010 on 323 million diluted shares outstanding. Non-GAAP EPS in the first quarter of 2011 was $8.08, compared to $6.76 in the first quarter of 2010.

Cash Flow and Capital Expenditures – Net cash provided by operating activities in the first quarter of 2011 totaled $3.17 billion, compared to $2.58 billion in the first quarter of 2010. In the first quarter of 2011, capital expenditures were $890 million, the majority of which was related to IT infrastructure investments, including data centers, servers, and networking equipment. Free cash flow, an alternative non-GAAP measure of liquidity, is defined as net cash provided by operating activities less capital expenditures. In the first quarter of 2011, free cash flow was $2.28 billion.

We expect to continue to make significant capital expenditures.

A reconciliation of free cash flow to net cash provided by operating activities, the GAAP measure of liquidity, is included at the end of this release.

Cash – As of March 31, 2011, cash, cash equivalents, and marketable securities were $36.7 billion.

Headcount – On a worldwide basis, Google employed 26,316 full-time employees as of March 31, 2011, up from 24,400 full-time employees as of December 31, 2010.

WEBCAST AND CONFERENCE CALL INFORMATION

A live audio webcast of Google’s first quarter 2011 earnings release call will be available at http://investor.google.com/webcast.html. The call begins today at 1:30 PM (PT) / 4:30 PM (ET). This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, are also available on that site.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties. These statements include statements regarding our plans to invest heavily in innovation, our expected stock-based compensation charges, and our plans to make significant capital expenditures. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, unforeseen changes in our hiring patterns and our need to expend capital to accommodate the growth of the business, as well as those risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010, which is on file with the SEC, and is available on our investor relations website at investor.google.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which we expect to file with the SEC in May 2011. All information provided in this release and in the attachments is as of April 14, 2011, and Google undertakes no duty to update this information.

ABOUT NON-GAAP FINANCIAL MEASURES

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP EPS, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures” and “Reconciliation from net cash provided by operating activities to free cash flow” included at the end of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our “recurring core business operating results,” meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income and operating margin. We define non-GAAP operating income as operating income plus stock-based compensation. Non-GAAP operating margin is defined as non-GAAP operating income divided by revenues. Google considers these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of stock-based compensation so that Google’s management and investors can compare Google’s recurring core business operating results over multiple periods. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC Topic 718, Google’s management believes that providing a non-GAAP financial measure that excludes stock-based compensation allows investors to make meaningful comparisons between Google’s recurring core business operating results and those of other companies, as well as providing Google’s management with an important tool for financial and operational decision making and for evaluating Google’s own recurring core business operating results over different periods of time. There are a number of limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. First, non-GAAP operating income excludes some costs, namely, stock-based compensation, that are recurring. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in Google’s business. Second, stock-based compensation is an important part of our employees’ compensation and impacts their performance. Third, the components of the costs that we exclude in our calculation of non-GAAP operating income may differ from the components that our peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating income and evaluating non-GAAP operating income together with operating income calculated in accordance with GAAP.

Non-GAAP net income and EPS. We define non-GAAP net income as net income plus stock-based compensation less the related tax effects. We define non-GAAP EPS as non-GAAP net income divided by the weighted average outstanding shares, on a fully-diluted basis. We consider these non-GAAP financial measures to be a useful metric for management and investors for the same reasons that Google uses non-GAAP operating income and non-GAAP operating margin. However, in order to provide a complete picture of our recurring core business operating results, we exclude from non-GAAP net income and non-GAAP EPS the tax effects associated with stock-based compensation. Without excluding these tax effects, investors would only see the gross effect that excluding these expenses had on our operating results. The same limitations described above regarding Google’s use of non-GAAP operating income and non-GAAP operating margin apply to our use of non-GAAP net income and non-GAAP EPS. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income and non-GAAP EPS and evaluating non-GAAP net income and non-GAAP EPS together with net income and EPS calculated in accordance with GAAP.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, including information technology infrastructure and land and buildings, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating Google is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Our management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Google has computed free cash flow using the same consistent method from quarter to quarter and year to year.

The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Investor Relations:

Jane Penner

650-214-1624

jcpenner@google.com

Google Inc.

CONSOLIDATED BALANCE SHEETS

(In millions)

	As of December 31, 2010*	As of March 31, 2011
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,630	$12,415
Marketable securities	21,345	24,260
Accounts receivable, net of allowance	4,252	4,216
Receivable under reverse repurchase agreements	750	575
Deferred income taxes, net	259	320
Income taxes receivable, net	—	27
Prepaid revenue share, expenses and other assets	1,326	1,497

Total current assets	41,562	43,310
Prepaid revenue share, expenses and other assets, non-current	442	390
Deferred income taxes, net, non-current	265	21
Non-marketable equity securities	523	666
Property and equipment, net	7,759	8,249
Intangible assets, net	1,044	1,016
Goodwill	6,256	6,308

Total assets	$57,851	$59,960

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$483	$516
Short-term debt	3,465	3,216
Accrued compensation and benefits	1,410	945
Accrued expenses and other current liabilities	961	964
Accrued revenue share	885	871
Securities lending payable	2,361	1,880
Deferred revenue	394	440
Income taxes payable, net	37	—

Total current liabilities	9,996	8,832

Deferred revenue, non-current	35	32
Income taxes payable, non-current	1,200	1,322
Other long-term liabilities	379	423

Stockholders’ equity:
Common stock and additional paid-in capital	18,235	18,804
Accumulated other comprehensive income	138	381
Retained earnings	27,868	30,166

Total stockholders’ equity	46,241	49,351

Total liabilities and stockholders’ equity	$57,851	$59,960

*	Derived from audited financial statements.

Google Inc.

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share amounts which are reflected in thousands and per share amounts)

	Three Months Ended March 31,
	2010	2011
	(unaudited)

Revenues	$6,775	$8,575

Costs and expenses:

Cost of revenues (including stock-based compensation expense of $6, $49)	2,452	2,936
Research and development (including stock-based compensation expense of $191, $237)	818	1,226

Sales and marketing (including stock-based compensation expense of $54, $78)	607	1,026
General and administrative (including stock-based compensation expense of $40, $68)	410	591

Total costs and expenses	4,287	5,779

Income from operations	2,488	2,796
Interest and other income, net	18	96

Income before income taxes	2,506	2,892
Provision for income taxes	551	594

Net income	$1,955	$2,298

Net income per share - basic	$6.15	$7.15

Net income per share - diluted	$6.06	$7.04

Shares used in per share calculation - basic	317,895	321,527

Shares used in per share calculation - diluted	322,608	326,383

Google Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Three Months Ended March 31,
	2010	2011
	(unaudited)
Operating activities
Net income	$1,955	$2,298
Adjustments:
Depreciation and amortization of property and equipment	264	301
Amortization of intangible and other assets	67	100
Stock-based compensation expense	291	432
Excess tax benefits from stock-based award activities	(12)	(24)
Deferred income taxes	(13)	289
Other	2	36
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	46	181
Income taxes, net	381	73
Prepaid revenue share, expenses and other assets	(157)	(78)
Accounts payable	120	27
Accrued expenses and other liabilities	(394)	(463)
Accrued revenue share	23	(33)
Deferred revenue	11	33

Net cash provided by operating activities	2,584	3,172

Investing activities
Purchases of property and equipment	(239)	(890)
Purchases of marketable securities	(12,487)	(7,591)
Maturities and sales of marketable securities	9,495	4,645
Investments in non-marketable equity securities	(3)	(131)
Cash collateral returned related to securities lending	—	(481)
Maturities of reverse repurchase agreements	—	175
Acquisitions, net of cash acquired, and purchases of intangible and other assets	(190)	(148)

Net cash used in investing activities	(3,424)	(4,421)

Financing activities
Net proceeds (payments) related to stock-based award activities	(38)	116
Excess tax benefits from stock-based award activities	12	24
Repurchase of common stock in connection with an acquisition	(97)	—
Proceeds from issuance of short-term debt	—	2,184
Repayments of short-term debt	—	(2,435)

Net cash used in financing activities	(123)	(111)

Effect of exchange rate changes on cash and cash equivalents	(43)	145

Net decrease in cash and cash equivalents	(1,006)	(1,215)
Cash and cash equivalents at beginning of period	10,198	13,630

Cash and cash equivalents at end of period	$9,192	$12,415

Reconciliations of non-GAAP results of operations measures to the nearest comparable GAAP measures

The following table presents certain non-GAAP results before certain material items (in millions, except share amounts which are reflected in thousands and per share amounts, unaudited):

	Three Months Ended March 31, 2010						Three Months Ended March 31, 2011
	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)	GAAP Actual	Operating Margin (a)	Adjustments		Non-GAAP Results	Non-GAAP Operating Margin (b)

			$291	(c)					$432	(d)

Income from operations	$2,488	36.7%	$291		$2,779	41.0%	$2,796	32.6%	$432		$3,228	37.6%

			$291	(c)					$432	(d)
			(65	) (e)					(92	) (e)

Net income	$1,955		$226		$2,181		$2,298		$340		$2,638

Net income per share - diluted	$6.06				$6.76		$7.04				$8.08

Shares used in per share calculation - diluted	322,608				322,608		326,383				326,383

(a)	Operating margin is defined as income from operations divided by revenues.
(b)	Non-GAAP operating margin is defined as non-GAAP income from operations divided by revenues.
(c)	To eliminate $291 million of stock-based compensation expense recorded in the first quarter of 2010.
(d)	To eliminate $432 million of stock-based compensation expense recorded in the first quarter of 2011.
(e)	To eliminate income tax effects related to expenses noted in (c) and (d).

Reconciliation from net cash provided by operating activities to free cash flow (in millions, unaudited):

Three Months Ended March 31, 2011
Net cash provided by operating activities	$3,172

Less purchases of property and equipment	(890)

Free cash flow	$2,282

Net cash used in investing activities*	$(4,421)

Net cash used in financing activities	$(111)

*	Includes purchases of property and equipment.

The following table presents our revenues by revenue source (in millions, unaudited):

	Three Months Ended March 31,
	2010	2011
Advertising revenues:
Google websites	$4,439	$5,879
Google Network Members’ websites	2,036	2,427

Total advertising revenues	6,475	8,306
Other revenues	300	269

Revenues	$6,775	$8,575

The following table presents our revenues, by revenue source, as a percentage of total revenues (unaudited):

	Three Months Ended March 31,
	2010	2011
Advertising revenues:
Google websites	66%	69%
Google Network Members’ websites	30%	28%

Total advertising revenues	96%	97%
Other revenues	4%	3%

Revenues	100%	100%